To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Focus Universal Inc. on Amendment No. 1 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated  December 13, 2013, on the audited balance sheet of Focus Universal Inc. as of March 31, 2013 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from December 12, 2012 (Inception) to March 31, 2013 and of our review reports dated December 13, 2013, with respect to the unaudited balance sheet of Focus Universal Inc. as of September 30, 2013 and the related statements of operations, changes in shareholders’ equity and cash flows for the six month period ended September 30, 2013 and the period from December 12, 2012 (Inception) to September 30, 2013, and January 24, 2014, with respect to the unaudited balance sheet of Focus Universal Inc. as of December 31, 2013 and the related statements of operations, changes in shareholders’ equity and cash flows for the nine month period ended December 31, 2013, the period from December 12, 2012 (Inception) to December 31, 2012 and the period from December 12, 2012 (Inception) to December 31, 2013, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

February 3, 2014                                                                                                   Cutler & Co. LLC

12191 W.64th Avenue, Suite 205B, Arvada, Colorado 80004 * Phone: 303.968.3281 * Fax: 303.456.7488 * wwwcutlercpas.com